Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE

CONTACT:  CHARLES J. KESZLER

(972) 770-6495

Fax:  (972) 770-6471

LONE STAR TECHNOLOGIES ANNOUNCES EXPECTATIONS FOR THIRD QUARTER 2004 EARNINGS

Dallas, TX, October 8, 2004 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE:LSS) today announced that it expects net income in the range of $25 million to $28 million, or $0.85 to $0.95 per diluted share, for the third quarter of 2004.  This represents a significant improvement over the net loss of $17.1 million, or $.60 per diluted share, that Lone Star reported for the same period a year ago and a moderate decrease from the company’s second quarter 2004 net income of $32.2 million, or $1.11 per diluted share.

The company said that while the climate for its tubular and flat rolled steel products remained largely favorable during the quarter, net earnings were impacted by higher-than-anticipated increases in the costs of raw materials, including steel, and by higher-than-anticipated manufacturing costs.

The company noted that average steel costs were up approximately 20% from the second quarter of 2004, which amplified the negative impact on earnings from Lone Star’s use of the LIFO (Last In First Out) method of accounting for inventories, which results in earnings being impacted by the most recent (in this case, the highest) cost of steel.  The company estimates that had it accounted for its inventory under the FIFO (First In First Out) method, its earnings would have been approximately $25 million higher during the third quarter of 2004. The company further noted that lower yields from some of the steel used for production purposes also increased manufacturing costs in the quarter.

Further details regarding Lone Star’s third quarter 2004 results from operations will be provided when the company reports its earnings on October 15, 2004.

Lone Star Technologies, Inc is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.